Exhibit 10.43

MAXIM INTEGRATED PRODUCTS, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN

The Company wishes to attract employees to the Company, its Subsidiaries and Affiliates and to induce employees to remain with the Company, its Subsidiaries and Affiliates, and to encourage them to increase their efforts to make the Company's business more successful, whether directly or through its Subsidiaries and Affiliates. In furtherance thereof, the Plan is designed to provide equity-based incentives to the Eligible Employees of the Company, its Subsidiaries and Affiliates. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly, although the Company makes no undertaking or representation to maintain such qualification. In addition, the Plan authorizes the purchase of Shares under a Non-423(b) Component, pursuant to rules, procedures or sub-plans adopted by the Board of Directors or the Committee and designed to achieve tax, securities law or other objectives.

  Definitions.

  When used herein, the following terms shall have the respective meanings set forth below:

  "Affiliate" means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

  "Board of Directors" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Code Section 423(b) Component" shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b) of the Code.

  "Committee" means the committee appointed by the Board of Directors of the Company under Section 3 hereof.

  "Common Stock" means the Common Stock, par value $0.001 per share, of the Company.

  "Company" means Maxim Integrated Products, Inc., a Delaware corporation.

  "Designated Companies" shall mean the Company and any Subsidiary or Affiliate which has been designated by the Board of Directors or the Committee from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the Code Section 423(b) Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the Code

  Section 423(b) Component shall not be a Designated Company under the Non-423(b) Component.

  "Effective Date" means the later of December 15, 2008 or the date of the approval of this Plan by the Company's stockholders.

  "Eligible Compensation" for any pay period means, unless otherwise determined by the Committee, the amount of base salary for such period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses, bonuses, incentive compensation, overtime, deferred compensation, and other non-cash or non-basic payments, unless otherwise determined by the Committee.

  "Eligible Employee" means employees eligible to participate in the Plan pursuant to the provisions of Section 4.

  "Enrollment Period" means such period preceding an Offer Period as is specified by the Committee with respect to such Offer Period.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the- counter market, the average of the closing bid and asked prices for such Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where such shares are so listed or traded, the Committee may make discretionary determinations where the shares have not been traded for 10 trading days.

  "Non-423(b) Component" means the grant of an option under the Plan which is not intended to meet the requirements set forth in Section 423(b) of the Code, as amended.

  "Offer Date" means the first day of an Offer Period.

  "Offer Period" means, as applicable, in each case subsequent to the approval of this Plan by the Company's stockholders, (i) the initial Offer Period beginning on such date to be determined by the Committee and ending on November 28, 2009 (or, if such date is not a trading day, the trading day immediately preceding such date, unless otherwise provided by the Committee), (ii) the Offer Period beginning on the business day immediately following the last Saturday of May of each year (or, if such date is not a trading day, the trading day immediately following such date, unless otherwise provided by the Committee) and ending on the business day immediately preceding the last Saturday of May of the next year (or, if such date is not a trading day, the trading day immediately preceding such date, unless otherwise provided by the Committee), and (iii) the Offer Period beginning on the business day immediately following the last Saturday of November of each year (or, if such date is not a trading day, the trading day immediately following such date, unless otherwise provided by the Committee) and ending on the business day immediately preceding the last Saturday of November of the next year (or, if such date is not a trading day, the trading day immediately preceding such date, unless otherwise provided by the Committee). Each Offer Period of approximately 12 months in length (except for the initial Offer Period) may overlap each other as set forth above, and each will consist of 2 Purchase Periods of approximately 6 months in length.

  "Participating Employee" means an employee (i) for whom payroll deductions are currently being made or who otherwise contributes to the Plan, or (ii) for whom payroll deductions are not currently being made or who does not otherwise contribute to the Plan because he or she has reached the limitation set forth in the first sentence of Section 6.

  "Payroll Account" means an account maintained by the Company with respect to each Participating Employee as contemplated by Section 5.

  "Plan" means this Maxim Integrated Products, Inc. 2008 Employee Stock Purchase Plan, as it may from time to time be amended, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

  "Plan Year" means the fiscal year of the Company.

  "Purchase Date" means, as applicable, the business day immediately preceding the last Saturday of May and November (or, if such date is not a trading day, the trading day immediately preceding such date, unless otherwise provided by the Committee).

  "Purchase Period" means a specified period of time within an Offer Period beginning on the Offer Date and ending on a Purchase Date. An Offer Period shall consist of 2 Purchase Periods, each of which shall approximately be 6 months in length.

  "Shares" means shares of Common Stock.

  "Stock Account" means a brokerage account as contemplated by Section 8.

  "Subsidiary" means any corporation that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code.

  Shares Reserved for the Plan.

  There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 4,000,000 Shares, subject to adjustment as provided in Section 12. All such Shares may be granted under the Code Section 423 Component. Shares subject to the Plan may be Shares now or hereafter authorized but unissued, or Shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased Shares shall not be deemed to increase the aggregate number of Shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 12).

  Administration of the Plan.

  The Plan shall be administered by the Committee appointed by the Board of Directors. The Board of Directors shall consider the rules of Rule 16b-3 promulgated under the Exchange Act in connection with any such appointment, if and to the extent that such appointments may have an effect thereunder. Each member of the Committee shall serve at the pleasure of the Board of Directors. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the foregoing, the Board of Directors may designate the Compensation Committee of the Board of Directors to act as the Committee hereunder.

  The Committee may make such rules and regulations and establish such procedures and sub-plans for the operation and administration of the Plan as it deems appropriate, including relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. The Committee shall have authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

  Eligible Employees.

  Except as described below, all employees of the Company and its Designated Companies shall be eligible to participate in the Plan, provided that each of such employees does not own, for purposes of Section 423 of the Code, immediately after the right is granted, stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of a Subsidiary.

  To the extent permitted under local law, the Committee may also exclude from participation in the Plan any or all of (i) a group of highly compensated employees designated by the Committee as being ineligible to participate in the Plan as permitted by Section 423(b)(4)(D) of the Code, (ii) employees who have been employed by the Company or any Subsidiary for less than 2 years, (iii) employees whose customary employment is for not more than 5 months in any calendar year, and (iv) employees who customarily work 20 hours per week or less. The employment of an employee of a Subsidiary or an Affiliate which ceases to be a "Subsidiary" or an "Affiliate" as defined herein shall, automatically and without any further action, be deemed to have terminated (and such employee shall cease to be an Eligible Employee hereunder).

  Election to Participate and Payroll Deductions/Contributions.

  Each Eligible Employee may elect to participate in the Plan during the Enrollment Period immediately prior to the beginning of each Offer Period during a Plan Year. Each Eligible Employee may elect a payroll deduction of from 1% to 25% of Eligible Compensation from each paycheck, in increments of 1% (i.e., 1%, 2%, 3%, etc.), unless otherwise so provided by the Committee. Elections under this Section 5 are subject to the limits set forth in Section 6. All payroll deductions shall be credited, as promptly as practicable, to a Payroll Account in the name of the Participating Employee. The Committee, in its discretion, may decide that an Eligible Employee may contribute to the Plan by means other than payroll deductions. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish separate bank or investment accounts in its own name) and may be used by the Company for any corporate purpose, unless otherwise required by local law.

  Each Participating Employee may cancel his or her election to participate in the Plan by signing and delivering written notice to the Committee, on a form specified for such purpose by the Committee, at such times as may be established by the Committee. In such case, the entire balance in the Payroll Account of such former Participating Employee shall be repaid to such former Participating Employee as promptly as practicable in accordance with Section 9, without interest. Upon such voluntary withdrawal during an Offer Period by a Participating Employee, such withdrawing Participating Employee shall not be entitled to participate in the Plan again during such Offer Period or the Offer Period immediately following such Offer Period. Thereafter, such Eligible Employee is eligible to participate in subsequent Offer Periods under the Plan upon timely delivery of a new enrollment form.

  Subject to the preceding paragraph of this Section 5, if so provided by the Committee, an Eligible Employee who is a Participating Employee immediately prior to the beginning of an Offer Period will be deemed (i) to have elected to participate for such Offer Period and (ii) to have authorized the same percentage payroll deduction for such Offer Period in effect for such Eligible Employee as that in effect (without regard to Section 6) on the day before such Offer Period. The Committee may adopt the procedures set forth in the foregoing sentence for some but not all Offer Periods.

  Limitation of Number of Shares That an Employee May Purchase.

  No right to purchase Shares under the Plan shall provide an employee the right to purchase Common Stock under all employee stock purchase plans of the Company and its Subsidiaries which accrues at a rate which in the aggregate exceeds $25,000 of the fair market value of such stock (determined under Section 423 of the Code at the time the right is granted) for each calendar year in which the right is outstanding at any time. Notwithstanding the foregoing, the maximum number of shares of Common Stock that an Eligible Employee may purchase on any Purchase Date during an Offer Period shall not exceed 1,600 shares.

  Purchase Price.

  The purchase price for each Share shall be the lesser of (i) 85% of the Fair Market Value of such Shares on the Offer Date and (ii) 85% of the Fair Market Value of such Shares on the Purchase Date.

  Method of Purchase.

  As of the Purchase Date, each Participating Employee shall be deemed, without any further action, to have purchased the number of whole Shares which the balance of his or her Payroll

  Account at that time will purchase, determined by dividing the balance in his or her Payroll Account not theretofore invested by the purchase price as determined in Section 7.

  All Shares purchased as provided in the foregoing paragraph shall be initially maintained in separate Stock Accounts for the Participating Employees at a brokerage firm selected by, and pursuant to an arrangement with, the Company. The Company shall deliver the shares to the Stock Account as soon as reasonably practicable after the close of the applicable Purchase Date, A Participating Employee shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, but, for Participating Employees in the Code Section 423(b) Component, in the absence of such a disposition of such Shares, unless otherwise provided by the Committee, the Shares must remain in the Participating Employee's Stock Account at the brokerage firm so selected until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to those Shares for which the Section 423(a) holding period has been satisfied or which are held by Participating Employees in the Non-Section 423(b) Component, the Participating Employee may, without limitation, move those Shares to another brokerage account of the Participating Employee's choosing or request that a stock certificate be issued and delivered to him or her.

  If and to the extent provided by the Committee, for so long as such Shares are maintained in Stock Accounts, all dividends paid with respect to such Shares shall be credited to each Participating Employee's Stock Account, and will be automatically reinvested in whole Shares. The Committee may provide that transaction fees incurred with respect to dividend reinvestment may be paid by the Company.

  Unless otherwise provided by the Committee, in no event shall fractional Shares be purchased hereunder, and any remaining cash in a Participating Employee's Payroll Account resulting from such failure to invest in fractional Shares shall remain in the Payroll Account for use in the next Offer Period; provided, however, that, if the Participating Employee is not an active Participating Employee for such next Offer Period, such remaining cash shall be returned to the Participating Employee as soon as practicable. Notwithstanding any other provision of the Plan, the Committee may permit the purchase of fractional Shares hereunder and establish rules and procedures relating thereto.

  Termination of Participation or Employment.

  The right to participate in the Plan shall terminate immediately when a Participating Employee ceases to be employed by the Company or a Designated Company for any reason (including death or disability) or a Participating Employee otherwise becomes ineligible. Participation also terminates: (i) immediately when the Participating Employee voluntarily cancels his or her election to participate in the Plan as provided in Section 5, (ii) if, immediately after the Purchase Date, the Participating Employee is not re-enrolled in the Plan for the next Offer Period or (iii) if the Participating Employee has suspended payroll deductions during any Offer Period and has not re- enrolled in the Plan for the next Offer Period.

  Notwithstanding any other provision of the Plan to the contrary, the Company shall distribute to such former Participating Employee (or, in the event of death, to his or her estate), the balance in his or her Payroll Account not theretofore invested, without interest, any such distribution or payment to be made as soon as practicable. The Committee shall also cause to be delivered to the former Participating Employee (or his or her estate), a certificate for the number of whole Shares held in his or her Stock Account within 90 days of the termination of employment or as soon as practicable thereafter. If applicable, fractional Shares will be sold on the open market and the Participating Employee will receive the net proceeds, if any, after all fees have been paid.

  Rights as a Stockholder.

  At the time funds from a Participating Employee's Payroll Account are used to purchase the Common Stock, he or she shall have all of the rights and privileges of a stockholder of the Company with respect to the Shares purchased under the Plan whether or not certificates representing such Shares have been issued.

  Rights Not Transferable.

  Rights granted under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

  Adjustment in Case of Changes Affecting Common Stock.

  If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number or kind of shares, or both, which thereafter may be sold under the Plan, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve to the Participating Employees' rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 2 and the last sentence of Section 6 (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to the Plan, (y) the purchase price of such shares under the Plan, and (z) the number and kind of shares available under Section 2 and the last sentence of Section 6. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to the Plan, the number of Shares (or units) available under Section 2 and the last sentence of Section 6 above shall be increased or decreased, as the case may be, proportionately, as may be provided by Committee in its discretion.

  Notwithstanding any other provision of the Plan, if the Common Stock ceases to be listed or traded, as applicable, on a national stock exchange or over-the-counter market (a "Triggering Event"), then, in the discretion of the Committee, (i) the balance in the Participating Employee's Payroll Account not theretofore invested may be refunded to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the Fair Market Value of a Share on the date of the Triggering Event multiplied by the number of Shares such Participating Employee would have been able to purchase with the balance of his or her Payroll Account on such Triggering Event if such Triggering Event were the Purchase Date may be paid to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.

  Amendment of the Plan.

  The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved Company's shareholders, the Code Section 423 Plan to fail to comply with

  (i) the requirements for employee stock purchase plans under Section 423 of the Code; or

  (ii) any other requirement of applicable law or regulation;

  unless and until stockholder approval is obtained.

  Termination of the Plan.

  The Plan and all rights of employees hereunder shall terminate:

  (i) on the date that Participating Employees become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase; or

  (ii) at any time, at the discretion of the Board of Directors.

  In the event that the Plan terminates under circumstances described in (i) above, reserved Shares remaining as of the termination date shall be subject to Participating Employees on a pro rata basis. No termination of the Plan shall alter or impair any rights outstanding at the time of the such termination to purchase Shares pursuant to any offering of the right to purchase Shares hereunder.

  Governmental and Other Regulations; Further Assurances.

  The Plan, and the grant and exercise of the rights to purchase Shares hereunder, and the Company's obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

  Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

  The Participating Employee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participating Employee pursuant to the Plan.

  Non-U.S. Subsidiaries.

  Without amending the Plan, the Committee may allow for participation under the terms hereunder by Eligible Employees of non-U.S. Subsidiaries and Affiliates with such modifications of the terms and conditions otherwise specified hereunder as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes hereof, and, in furtherance of such purposes, the Committee may make such amendments, procedures and the like and establish such sub-plans as may be necessary or advisable to comply with provisions of laws (including tax laws) in other countries in which such Subsidiaries and Affiliates operate or have employees.

  Indemnification of Committee.

  The Company shall indemnify and hold harmless the members of the Board of Directors of the Company and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan if such person acts in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company, to the maximum extent permitted by law.

  Withholding; Disqualifying Dispositions.

  Notwithstanding any other provision of the Plan, the Company or the Designated Company shall deduct from all Payroll Accounts paid under the Plan all federal, state, foreign, local and other taxes required by law to be withheld with respect to such payments.

  If Shares acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participating Employee in the Code Section 423(b) Plan shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Subsidiary or Affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such Subsidiary or Affiliate) an amount equal to any withholding tax the Company (or Subsidiary or Affiliate) is required to pay as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee).

  Notices.

  All notices under the Plan shall be in writing (which for these purposes shall include reasonably acceptable means of electronic transmission), and if to the Company, shall be delivered to the Board of Directors or mailed to its principal office, addressed to the attention of the Board of

  Directors; and if to a Participating Employee, shall be delivered personally or mailed to such Participating Employee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 20.

  Severability.

  If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

  No Right to Continued Employment.

  The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any employee any right with respect to continued employment by the Company or any Subsidiary or Affiliate, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary or Affiliate by which an employee is employed to terminate his or her employment at any time.

  Captions.

  The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

  Effective Date of the Plan.

  The Plan shall be effective as of the Effective Date, provided that the Plan is approved by stockholders prior thereto.

  Code Section 409A.

  The Code Section 423(b) Plan is exempt from the application of Section 409A of the Code. The Non-423(b) Component is intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a Participating Employee who would otherwise be subject to Section 409A of the Code, to the extent an option to purchase Shares or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the option to purchase Shares shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Board or Directors or the Committee. Notwithstanding the foregoing, the Company shall have no liability to a Participating Employee or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board of Director or the Committee with respect thereto.

  Governing Law.

  The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

MAXIM INTEGRATED PRODUCTS, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN

ENROLLMENT FORM AGREEMENT

  I hereby elect to participate in the Maxim Integrated Products, Inc. 2008 Employee Stock Purchase Plan (the "Plan") and subscribe to purchase shares of the Company's Common Stock, in accordance with this Enrollment Form and the Plan. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Plan.

  I hereby authorize payroll deductions from each paycheck in the amount I specified in the online enrollment process through Smith Barney's website (from 1 to 25%, in increments of 1%) of my Eligible Compensation on each payday during the Offer Period in accordance with the Plan.

  I understand that I will be deemed to have elected to participate and authorized the same percentage of payroll deductions, and my participation in the Plan will automatically remain in effect, from one Offer Period to the next in accordance with my payroll deduction authorization, unless I withdraw from the Plan or my employment status changes. To increase or reduce the rate of my payroll deductions, I understand I will have to complete a new enrollment through Smith Barney's website during the Enrollment Period for the subsequent Offer Period, and the change in my rate of payroll deductions will become effective only at the beginning of the subsequent Offer Period.

  I understand that my payroll deductions shall be accumulated in a Payroll Account in my name for the purchase of Shares on the Purchase Date at the applicable purchase price as determined in Section 5 below (the "Purchase Price"). I understand that unless I withdraw from an Offer Period or my employment status changes, any accumulated payroll deductions will be used to automatically exercise my right to purchase the number of whole Shares which the balance of my Payroll Account will purchase on the Purchase Date by dividing the balance of my Payroll Account by the Purchase Price.

  I understand that if I withdraw from the Plan I will not be entitled to participate in the Plan again during the current Offer Period or the Offer Period immediately following the current Offer Period.

  I understand that the Purchase Price for each Share shall be the lesser of (i) 85% of the Fair Market Value of such Shares on the Offer Date and (ii) 85% of the Fair Market Value of such Shares on the Purchase Date.

  I acknowledge that the Plan and a prospectus relating to the Plan has been made available to me. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

  Regardless of any action the Company and/or, if different, my employer (the "Employer") take with respect to any or all income tax (including U.S., federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me ("Tax-Related Items"), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer. I further acknowledge that the Company and/or the Employer (1)　make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the Plan, including, but not limited to, the grant or exercise of the right to purchase Shares, the purchase of Shares under the Plan, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (2)　do not commit to and are under no obligation to structure the terms of the grant or any aspect of the right to purchase Shares to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the Offer Date and the date of any relevant taxable event, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

  Prior to any relevant taxable or tax withholding event, as applicable, I will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

    withholding from my wages or other cash compensation paid to me by the Company and/or the Employer; or

    withholding from proceeds of the sale of Shares acquired upon exercise of the right to purchase Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization); or

    withholding in Shares to be issued upon exercise of the right to purchase Shares.

  To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, I am deemed to have been issued the full number of Shares purchased upon exercise of the right to purchase Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the Plan.

  Finally, I shall pay to the Company or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of my participation in the Plan or the purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to purchase Shares on my behalf under the Plan and refuse to issue or deliver the Shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this Section 7.

  I understand that if I am a U.S. taxpayer and I dispose of any Shares acquired under the Plan before the later to occur of: (1) two years after the first day of the Offer Period during which I purchased such Shares, and (2) one year after the Purchase Date, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the Fair Market Value of the

  Shares at the time such Shares were purchased over the Purchase Price paid for the Shares, regardless of whether I sold such Shares for a gain or a loss. In such circumstances, I hereby agree to notify the Company in writing prior to the end of the calendar year in which any Shares were disposed of and to make adequate provisions for Tax-Related Items which arise upon the disposition of the Shares.

  By completing the online enrollment process and participating in the Plan, I acknowledge that:

    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

    the grant of rights to purchase Shares under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of rights to purchase Shares, or benefits in lieu of rights to purchase Shares even if I am automatically receiving new rights to purchase Shares at the end of each Offer Period absent a withdrawal;

    all decisions with respect to future rights to purchase Shares under the Plan, if any, will be at the sole discretion of the Company;

    I am voluntarily participating in the Plan;

    the right to purchase Shares and any Shares purchased under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of my employment contract, if any;

    this Enrollment Form and my participation in the Plan do not constitute an express or implied promise of continued employment with the Employer and will not interfere with my right or the right of the Company or the Employer to terminate my employment relationship at any time;

    the right to purchase Shares and any Shares purchased under the Plan are not intended to replace any pension rights or compensation;

    the right to purchase Shares and any Shares purchased under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate or Subsidiary of the Company;

    the grant of rights to purchase Shares and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Affiliate or Subsidiary of the Company;

    the future value of the Shares underlying the rights to purchase Shares is unknown and cannot be predicted with certainty;

    in consideration of the grant of rights to purchase Shares, no claim or entitlement to compensation or damages shall arise from forfeiture of the rights to purchase Shares resulting from termination of employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and/or my Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

    in the event of termination of my employment (whether or not in breach of local labor laws), my right to purchase Shares under the Plan, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan; and

    the right to purchase Shares and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying Shares. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

  I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Enrollment Form and any other Plan materials by and among, as applicable, the Employer, the Company and its Affiliates and Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan.

  I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all rights to purchase Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan ("Data").

  I understand that Data will be transferred to any third parties assisting in the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company and any recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any Shares acquired upon purchasing Shares under the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan.

  I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to exercise or realize benefits from the right to purchase Shares or otherwise participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

  Except as may be approved by the Committee, the right to purchase Shares under the Plan is not transferable, except by will or by the laws of descent and distribution, and is exercisable during my lifetime only by me.

  I acknowledge that the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

  This grant of rights to purchase Shares and the provisions of this Enrollment Form shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant of the right to purchase Shares or this Enrollment Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

  The provisions of this Enrollment Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

  The Company reserves the right to impose other requirements on my participation in the Plan, on the right to purchase Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By electronically agreeing to this Enrollment Form through the Smith Barney website, you agree to all of the terms and conditions described in this Enrollment Form and in the Plan.